EXHIBIT 99.1
                                                            ============
                     JOHN B. SANFILIPPO & SON, INC.
                              NEWS RELEASE


COMPANY CONTACT:     Michael J. Valentine
                     Executive Vice President Finance
                     and Chief Financial Officer
                     847-871-6509


FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 3, 2006

                  Second Quarter Net Sales Increase 4.4%
                  --------------------------------------
              Net Loss for the Second Quarter was $.01 Per Share
              --------------------------------------------------

Elk Grove Village, IL, February 3, 2006 -- John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced operating results for its fiscal 2006 second quarter.
Net loss for the current quarter was approximately $64,000, or $.01 per share diluted, compared to net income of approximately $6.4 million, or $.60 per share diluted for the second quarter of fiscal 2005. Current year to date net loss was approximately $1.2 million while the loss per diluted share remained unchanged from the first quarter of the current fiscal year at $.11. Net income was approximately $9.0 million or $.84 per share diluted for the same period in fiscal 2005.

Net sales grew to approximately $191.1 million in the second quarter of fiscal 2006 from net sales of approximately $183.0 million in the second quarter of fiscal 2005. Net sales increased in the food service, industrial, consumer and contract packaging distribution channels. The net sales increase during the current quarter was attributable to higher average selling prices as unit volume, which is measured in pounds sold, declined by approximately 9.8 million pounds or 11.6% compared to unit volume sold in the second quarter of fiscal 2005. Unit volume sold declined in all distribution channels and in all major nut types except for walnuts. For the first two quarters of fiscal 2006, net sales increased to $329.7 million from $317.7 million for the first two quarters of fiscal 2005. The increase in net sales for the year to date period was generated by higher average selling prices while unit volume sold declined.

The gross profit margin, as a percentage of net sales, fell from 13.7% for the second quarter of fiscal 2005 to 8.4% for the current quarter. The current second quarter gross profit margin declined in all distribution channels when compared to the gross profit margin in these distribution channels for the second quarter of fiscal 2005. Significantly higher tree nut costs and declines in unit volume sold and produced were the primary factors that led to the decline in gross profit margin, and those factors individually had roughly the same impact upon gross profit margin. The current quarter gross profit margin, as a percentage of net sales, decreased on sales of macadamias, almonds and pecans while it improved on sales of walnuts, mixed nuts and peanuts when compared to the gross profit margin on the sales of those products in the second quarter of fiscal 2005. The current year to date gross profit margin, as a percentage of net sales, fell from 13.2% in fiscal 2005 to 8.9%. As was the case with the second quarter, higher tree nut costs and the declines in unit volume sold and produced contributed to the decline in gross profit margin.

Selling and administrative expenses for the current quarter increased slightly to 7.8% of net sales for the current quarter versus 7.7% for the second quarter of fiscal 2005. Increases in compensation, commission and retirement costs were partially offset by decreases in distribution and corporate governance costs. The current fiscal year to date selling and administrative expenses, as a percentage of net sales, increased from 8.4% for the first two quarters of fiscal 2005 to 8.6%.

For the second quarter of fiscal 2006, operating income was 0.7% of net sales versus 5.9% of net sales for the second quarter of fiscal 2005. Current year to date operating income was 0.4% of net sales compared to operating income of 4.8% of net sales for the same period in fiscal 2005.

Interest expense for the second quarter of fiscal 2006 was approximately $1.1 million compared to $416,000 for the second quarter of fiscal 2005. Interest expense for the current year to date period was approximately $2.7 million versus $727,000 for the first two quarters of fiscal 2005. Additionally, $316,000 of interest on debt associated with the facility consolidation project was capitalized in the current quarter. Increased short-term debt levels and increased short-term interest rates led to the increase in interest expense in the quarterly comparison. Higher average inventory levels in the first quarter of fiscal 2006 also contributed to the increase in interest expense in the year to date comparison. Inventories on hand at the end of the current second quarter were slightly lower in dollar terms compared to inventories on hand at the end of the second quarter of fiscal 2005. Pounds of raw tree nut and peanut inventories declined by approximately 10.6 million pounds or 9.3% when compared to the quantity of those inventories that were on hand at the end of the second quarter of fiscal 2005.

As a result of higher short-term debt levels and the net loss reported in the first two quarters of fiscal 2006, the Company was not in compliance with two financial covenants in its Bank Credit Facility and one financial covenant in its Note Agreement as of the end of the current second quarter. For the second quarter, the Company has received a waiver of the non-compliance of the covenants in the Bank Credit Facility. Along with the waiver, the lenders in the Bank Credit Facility have agreed to fund an increase in the facility in the amount of $20 million. The Company is currently in discussions with the Note Holders under the Note Agreement and expects to obtain a waiver of the non-compliance of the covenant in the Note Agreement. The Company believes that it will not be in compliance with the same three covenants at the end of the third quarter of fiscal 2006 and will seek waivers from its
lenders at the end of that quarter.   Since the Company was not in
compliance with financial covenants as of the end of the second quarter and does not have waivers for future covenant non-compliance, the Company is required to reclassify approximately $57.8 million of long-term debt as current maturities on its balance sheet as of December 29, 2005.

"Though high tree nuts costs had a negative impact on gross profit margin for the majority of the second quarter, we did see the costs of pecans, cashews and peanuts decline near the end of the quarter, which resulted in a significantly lower net loss than the net loss reported in the first quarter of the current fiscal year," stated Jasper B. Sanfilippo, Chairman of the Board and Chief Executive Officer. "Specifically, pecan costs declined by approximately 25% in comparison to the acquisition costs of pecans at the 2004 harvest. However, lower new crop pecan costs did not contribute to second quarter profitability to the extent that we expected, because the pecan harvest was unusually late last fall," Mr. Sanfilippo added. "The decline in unit volume sold came mainly from a lack of retailer-driven promotional activity on private label snack nuts as a result of lower margins for retailers. The declining cost of cashews and peanuts, which are key items in private label snack nuts, should generate higher margins for retailers and lead to increased promotional activity in the latter half of the calendar year." Mr. Sanfilippo noted. "We now see signs that the period of historically high tree nut costs is nearing an end as nut markets react to increasing supply and the current relatively flat consumption trend," Mr. Sanfilippo stated. "Almond prices have also declined in the industrial channel since the harvest ended, however, the Company is fully covered with some unsold almonds, so almonds may continue to negatively impact gross margins for the next three or four quarters," Mr. Sanfilippo cautioned. "Because of favorable weather conditions this winter in the Chicago area, we are ahead of schedule on the expansion phase of our facility consolidation project," Mr. Sanfilippo concluded.

On February 1, 2006, the Company was informed by the Antitrust Division of the United States Department of Justice that the antitrust investigation of the peanut shelling industry, which was described in prior filings, is now closed.

The statement of Jasper B. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company's current expectations and involves risks and uncertainties. Consequently, the Company's actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are:
(i) sales activity for the Company's products, including a decline in sales to one or more key customers; (ii) changes in the availability and costs of raw materials for the production of the Company's products and the impact of fixed price commitments with customers; (iii) fluctuations in the value and quantity of the Company's inventories of pecans, walnuts, almonds, peanuts or other nuts due to fluctuations in the market prices of these nuts and routine bulk inventory estimation adjustments, respectively; (iv) the Company's ability to lessen the negative impact of competitive pressures by reducing its selling prices and increasing sales volume while at the same time maintaining profit margins by reducing costs; (v) the potential for lost sales or product liability if our customers lose confidence in the safety of our products or are harmed as a result of using our products, particularly due to product adulteration, misbranding or peanut and tree nut allergy issues; (vi) risks and uncertainties regarding the Company's facility consolidation project; (vii) the ability to negotiate amendments to existing credit agreements or obtain adequate financing; and (viii) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company's control.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company's Fisher, Evon's, Snack 'N Serve Nut Bowl, Sunshine Country, Flavor Tree and Texas Pride brand names. The Company also markets and distributes a diverse product line of other food and snack items.


                       JOHN B. SANFILIPPO & SON, INC.
                       ------------------------------
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   -------------------------------------
             (Dollars in thousands, except earnings per share)

                                For the Quarter Ended      For the Twenty-six Weeks Ended
                                ---------------------      ------------------------------
                                    (Unaudited)                     (Unaudited)
                             December 29,  December 23,      December 29,  December 23,
                                  2005          2004              2005          2004
                             ------------  ------------      -----------   ------------
Net sales                       $191,077       $183,024         $329,735       $317,669
Cost of sales                    174,938        158,034          300,316        275,753
                               ---------      ---------        ---------      ---------
Gross profit                      16,139         24,990           29,419         41,916
                               ---------      ---------        ---------      ---------
Selling expenses                  11,135         10,908           21,021         20,756
Administrative expenses            3,742          3,260            7,218          6,013
                               ---------      ---------        ---------      ---------
                                  14,877         14,168           28,239         26,769
                               ---------      ---------        ---------      ---------
Income from operations             1,262         10,822            1,180         15,147
                               ---------      ---------        ---------      ---------
Other income (expense):
  Interest expense                (1,149)          (416)          (2,664)          (727)
  Rental and miscellaneous
    (expense) income, net           (122)           120             (268)           296
                               ---------      ---------        ---------      ---------
                                  (1,271)          (296)          (2,932)          (431)
                               ---------      ---------        ---------      ---------
(Loss) income before income
  taxes                               (9)        10,526           (1,752)        14,716
Income tax expense (benefit)          55          4,105             (560)         5,739
                               ---------      ---------        ---------      ---------
Net (loss) income                   ($64)        $6,421          ($1,192)        $8,977
                               =========      =========        =========      =========
Basic (loss) earnings
  per share                       ($0.01)         $0.61           ($0.11)         $0.85
                               =========      =========        =========      =========
Diluted (loss) earnings
  per share                       ($0.01)         $0.60           ($0.11)         $0.84
                               =========      =========        =========      =========
Weighted average shares
 outstanding
  -- basic                     10,582,562    10,562,470       10,581,365     10,560,847
                               ==========    ==========       ==========     ==========
  -- diluted                   10,582,562    10,710,224       10,581,365     10,714,355
                               ==========    ==========       ==========     ==========


                      JOHN B. SANFILIPPO & SON, INC.
                      ------------------------------
                       CONSOLIDATED BALANCE SHEETS
                       ---------------------------
                          (Dollars in thousands)


                                         (Unaudited)
                                         December 29,     June 30,
                                              2005           2005
                                         ------------     ---------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                  $3,245         $1,885
  Accounts receivable, net                   47,208         39,002
  Inventories                               209,488        217,624
  Deferred income taxes                       1,808          1,742
  Income taxes receivable                     1,818             --
  Prepaid expenses and other
   current assets                             1,537          1,663
                                          ---------       --------
                                            265,104        261,916

PROPERTIES, NET                             130,840        117,769
OTHER ASSETS                                 25,137         14,787
                                          ---------      ---------
                                           $421,081       $394,472
                                          =========      =========


                                         <Unaudited)
                                         December 29,     June 30,
                                              2005           2005
                                         ------------     ---------
LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Revolving credit facility borrowings      $27,817        $66,561
  Current maturities of long-term debt       72,073         10,611
  Accounts payable                           75,142         29,908
  Book overdraft                             12,640          3,047
  Accrued expenses                           14,814         13,230
  Income taxes payable                           --            795
                                          ---------      ---------
                                            202,486        124,152
                                          ---------      ---------
LONG-TERM LIABILITIES:
  Long-term debt                              5,275         67,002
  Retirement plan                            11,197             --
  Deferred income taxes                       6,817          7,143
                                          ---------      ---------
                                             23,289         74,145
                                          ---------      ---------
STOCKHOLDERS' EQUITY:
  Class A common stock                           26             26
  Common stock                                   81             81
  Capital in excess of par value             99,487         99,164
  Retained earnings                          96,916         98,108
  Treasury stock                             (1,204)        (1,204)
                                          ---------      ---------
                                            195,306        196,175
                                          ---------      ---------
                                           $421,081       $394,472
                                          =========      =========